Exhibit 1

TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Ford Motor Company Note-Backed Series 2003-6
*CUSIP:	21988G270	Class A-1
	21988GCK0	Class A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending January 16, 2008.

INTEREST ACCOUNT

Balance as of July 16, 2007.....	$0.00
Scheduled Income received on securities.....	$1,000,013.50
Unscheduled Income received on securities.....	$0.00

LESS:
	Distribution to Class A-1 Holders.....	-$1,000,000.00
	Distribution to Class A-2 Holders.....	-$0.00
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$13.50
Balance as ofJanuary 16, 2008.....		$0.00

PRINCIPAL ACCOUNT

Balance as ofJuly 16, 2007.....	$0.00
Scheduled principal payment received on securities.....	$0.00

LESS:
Distribution to Holders.....	-$0.00
Balance as ofJanuary 16, 2008.....	$0.00

UNDERLYING SECURITIES HELD AS OF January 16, 2008

Principal Amount	Title of Security
$26,846,000	Ford Motor Company 7.45% GlobLS due July 16, 2031
	*CUSIP:	345370CA6

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.